As filed with the Securities and Exchange Commission on November 15, 2013

Registration No. 333-191711

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Vital Therapies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	56-2358443
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15010 Avenue of Science, Suite 200

San Diego, CA 92128

(858) 673-6840

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Terence E. Winters, Ph.D.

Co-Chairman of the Board &

Chief Executive Officer

Vital Therapies, Inc.

15010 Avenue of Science, Suite 200

San Diego, CA 92128

(858) 673-6840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Robert F. Kornegay Anthony G. Mauriello Wilson Sonsini Goodrich & Rosati, Professional Corporation 12235 El Camino Real, Suite 200 San Diego, CA 92130-3002 (858) 350-2300	Michael V. Swanson Chief Financial Officer, Vital Therapies, Inc. 15010 Avenue of Science, Suite 200 San Diego, CA 92128 (858) 673-6840	Thomas A. Coll Charles S. Kim Sean M. Clayton Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333-191711) of Vital Therapies, Inc. (“Registration Statement”) is being filed solely for the purpose of filing one certain exhibit as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee	$11,700
FINRA filing fee	14,200
Listing fee	25,000
Printing and engraving expenses	200,000
Legal fees and expenses	2,650,000
Accounting fees and expenses	600,000
Blue Sky fees and expenses (including legal fees)	15,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	24,100

Total	$3,560,000

Item 14.	Indemnification of Directors and Officers.

On closing of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2010, the Registrant has issued and sold the following securities:

On May 19, 2011 the Registrant raised $17.5 million through conversion of outstanding Convertible Notes and accrued interest in a private placement of 51,453 shares of Series D Preferred Stock and Warrants to purchase Series D Preferred Stock at a purchase price of $1.00 per share for each share of Series D Preferred Stock purchased (with no additional consideration for any warrants issued with the Series D purchased). Warrants were only issued for Series D Preferred Stock that was purchased for cash and not for any that was purchased by conversion of Convertible Notes. The securities issued in the private placement were sold exclusively to accredited investors. Such transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and under Rule 506 of Regulation D.

Between May 11 and June 7, 2011, the Registrant raised an additional $6.1 million in cash in a private placement of 18,008 shares of Series D Preferred Stock and warrants to purchase Series D Preferred Stock at a purchase price of $1.00 per share of Series D Preferred Stock purchased (with no additional consideration for any warrants issued with the Series D purchased). The securities issued in the private placement were sold exclusively to accredited investors. Such transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and under Rule 506 of Regulation D.

On or about February 2, 2012, after the Registrant’s Certificate of Incorporation was amended to set forth new conversion rates for each then existing series of preferred stock, the holders of a majority of the then outstanding shares of preferred stock consented in writing to the conversion of all then outstanding shares of preferred stock causing their automatic conversion. The shares of common stock issuable upon conversion were issued with for no additional consideration with the number of shares of common stock receivable for each share of preferred stock being 14.72155, 7.80410, 10.11410 and 3.65637, for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively. Subsequently, the Company effected a 1 for 340 reverse stock split. All holders of preferred stock who received the common stock upon conversion were accredited investors and any offering was done on a private placement basis. Such transactions were exempt under Sections 4(2) and 4(6) of the Securities Act and under Rule 506 of Regulation D.

During February and March 2012, the Registrant raised $1.5 million in a private placement of 3,501,400 shares of Junior Preferred Stock at a price $0.4284 per share. The securities issued in the private placement were sold exclusively to accredited investors. Such transactions were exempt from registration under Sections 4(2), 4(6) and/or 3(a)(9) of the Securities Act and under Rule 506 of Regulation D.

Between May 14, 2012 and October 29, 2012, the Registrant raised $28.1 million in private placements, consisting of the issuance and sale of 2,606,250 shares of Senior Preferred Stock at a price of $8.00 per share for aggregate proceeds of $20.9 million and the issuance and sale of $7.2 million in secured convertible loans, the outstanding principal amount of which (together with all accrued and unpaid interest) was subsequently converted into 911,949 shares of Senior Preferred Stock at $8.00 per share. The securities issued in the private placement were sold exclusively to accredited investors or otherwise sophisticated investors. Such transactions were exempt under Sections 4(2) and 4(6) of the Securities Act and under Rule 506 of Regulation D.

Between February and June 26, 2013, the Registrant raised an aggregate of $34.4 million in private placements in the issuance and sale of 4,293,771 shares of Senior Convertible Preferred Stock at a price of $8.00 per share. The securities issued in the private placements were sold exclusively to accredited investors. Such transactions were exempt under Sections 4(2) and 4(6) of the Securities Act and under Rule 506 of Regulation D.

Since January 1, 2010, the Registrant granted stock options under the 2012 Plan to purchase an aggregate of 3,121,801 shares of common stock, net of cancellations, at a weighted-average exercise price of $6.52 per share, to certain employees, consultants, and directors. Such transactions were exempt from registration under Sections 4(2) of the Securities Act and/or Rule 701 of the Securities Act.

Since January 1, 2010, the Registrant issued and sold to certain employees an aggregate of 139,071 shares of common stock upon the exercise of options under the 2012 Plan at a weighted-average exercise price of $2.61 per share. Such transactions were exempt from registration under Sections 4(2) of the Securities Act and/or Rule 701 of Securities Act.

There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit Number	Exhibit Title
1.1^	Form of Underwriting Agreement.

3.1^	Amended and Restated Certificate of Incorporation of the Registrant, filed October 12, 2012.

3.2^	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering.

3.3^	Amended and Restated Bylaws of the Registrant, adopted September 25, 2012.

3.4^	Form of Second Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

4.1^	Specimen Common Stock Certificate of the Registrant.

4.2^	Fourth Amended and Restated Investors’ Rights Agreement, dated August 28, 2013.

4.3^	Investors’ Rights Agreement, dated February 23, 2012.

4.4^	Amended and Restated Investors’ Rights Agreement, dated June 7, 2011.

5.1^	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+^	Form of Indemnification Agreement between the Registrant and its directors and officers.

10.2+^	Employment Letter Agreement between the Registrant and Duane Nash, dated October 30, 2013.

10.3+^	Employment Letter Agreement between the Registrant and Robert A. Ashley, dated October 30, 2013.

10.4+^	Employment Letter Agreement between the Registrant and Terence E. Winters, dated October 31, 2013.

10.5+^	Employment Letter Agreement between the Registrant and Michael V. Swanson, dated August 30, 2013.

10.6+^	2012 Stock Option Plan and form of agreements.

10.7+^	2013 Equity Incentive Plan and form of agreements.

10.8+^	Executive Incentive Compensation Plan.

10.9+^	Form Change of Control and Severance Agreement.

10.10+	Non-Employee Director Compensation Policy.

10.11^	Standard Industrial/Commercial Multi-Tenant Lease and Addendum between DermTech International and R.E. Hazard Contracting Company, dated April 5, 2001, as amended.

10.12^	Standard Office Lease between Arden Realty Limited Partnership and the Registrant, dated May 7, 2013.

21.1^	List of subsidiaries of the Registrant.

Exhibit Number	Exhibit Title

23.1^	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.

23.2^	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.3^	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1^	Power of Attorney (included on the signature page of the registration statement on Form S-1 filed with the SEC on October 11, 2013).

^	Previously filed.

+	Indicates a management contract or compensatory plan.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 15, 2013.

VITAL THERAPIES, INC.

By:	/s/ Terence E. Winters, Ph.D.
Terence E. Winters, Ph.D.
Co-Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Terence E. Winters, Ph.D. Terence E. Winters, Ph.D.	Co-Chairman and Chief Executive Officer (Principal Executive Officer)	November 15, 2013

/s/ Michael V. Swanson Michael V. Swanson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 15, 2013

* Muneer A. Satter	Co-Chairman and Lead Director	November 15, 2013

* Jean-Jacques Bienaimé	Director	November 15, 2013

* Philip M. Croxford	Director	November 15, 2013

* Douglas E. Godshall	Director	November 15, 2013

* Errol R. Halperin	Director	November 15, 2013

Signature	Title	Date

* J. Michael Millis, M.D.	Director	November 15, 2013

* Lowell E. Sears	Director	November 15, 2013

* Randolph C. Steer, M.D., Ph.D. * Pursuant to power of attorney	Director	November 15, 2013

/s/ Terence E. Winters, Ph.D. Name: Terence E. Winters, Ph.D. Title: Attorney-in-Fact

Exhibit Number	Exhibit Title
1.1^	Form of Underwriting Agreement.

3.1^	Amended and Restated Certificate of Incorporation of the Registrant, filed October 12, 2012.

3.2^	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering.

3.3^	Amended and Restated Bylaws of the Registrant, adopted September 25, 2012.

3.4^	Form of Second Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

4.1^	Specimen Common Stock Certificate of the Registrant.

4.2^	Fourth Amended and Restated Investors’ Rights Agreement, dated August 28, 2013.

4.3^	Investors’ Rights Agreement, dated February 23, 2012.

4.4^	Amended and Restated Investors’ Rights Agreement, dated June 7, 2011.

5.1^	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+^	Form of Indemnification Agreement between the Registrant and its directors and officers.

10.2+^	Employment Letter Agreement between the Registrant and Duane Nash, dated October 30, 2013.

10.3+^	Employment Letter Agreement between the Registrant and Robert A. Ashley, dated October 30, 2013.

10.4+^	Employment Letter Agreement between the Registrant and Terence E. Winters, dated October 31, 2013.

10.5+^	Employment Letter Agreement between the Registrant and Michael V. Swanson, dated August 30, 2013.

10.6+^	2012 Stock Option Plan and form of agreements.

10.7+^	2013 Equity Incentive Plan and form of agreements.

10.8+^	Executive Incentive Compensation Plan.

10.9+^	Form Change of Control and Severance Agreement.

10.10+	Non-Employee Director Compensation Policy.

10.11^	Standard Industrial/Commercial Multi-Tenant Lease and Addendum between DermTech International and R.E. Hazard Contracting Company, dated April 5, 2001, as amended.

10.12^	Standard Office Lease between Arden Realty Limited Partnership and the Registrant, dated May 7, 2013.

21.1^	List of subsidiaries of the Registrant.

23.1^	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.

23.2^	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.3^	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1^	Power of Attorney (included on the signature page of the registration statement on Form S-1 filed with the SEC on October 11, 2013).

^	Previously filed.

+	Indicates a management contract or compensatory plan.